Exhibit 99.3
STOCKHOLDER SUPPORT AGREEMENT
     STOCKHOLDER SUPPORT AGREEMENT, dated as of June 23, 2008 (this “Agreement”), by and among Stiefel Laboratories, Inc., a Delaware corporation (“Parent”) and Geert Cauwenbergh, Ph.D. (the “Stockholder”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement.
W I T N E S S E T H:
     WHEREAS, Parent, Bengal Acquisition Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Purchaser”), and Barrier Therapeutics, Inc., a Delaware corporation (the “Company”), are, concurrently with the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”); and
     WHEREAS, as of the date hereof, each Stockholder is the beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of the shares of Common Stock set forth under such Stockholder’s name on the signature page to this Agreement (the “Existing Shares” and, together with any other shares of Common Stock, or other capital stock of the Company acquired by the Stockholder after the date hereof, collectively, the “Shares”); and
     WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that the Stockholder enter into this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
AGREEMENTS
     1.1. Agreement to Tender. Unless this Agreement shall have previously been terminated in accordance with its terms, each Stockholder agrees to accept the Offer with respect to all the Shares (excluding for purposes of this Section 1.1 Shares that are subject to unexercised Stock Options until such time as such Stock Options are exercised) and to tender all the Shares pursuant to the Offer. Such tender shall be made within ten Business Days of the commencement of the Offer, and with respect to any Shares obtained after such date, (by way of exercise of Stock Options or otherwise, promptly after such Shares are obtained). The Stockholder shall not withdraw any Shares tendered pursuant to the Offer unless either (i) this Agreement terminates pursuant to Section 4.1 or (ii) the Offer shall have been terminated pursuant to the terms of the Merger Agreement. Parent or Purchaser shall pay ehe Stockholder for any Shares tendered in accordance with the Merger Agreement and not withdrawn on the date of acceptance of shares for payment pursuant to the Offer. If the Offer is terminated by Parent or Purchaser, or this Agreement is terminated in accordance with its terms, Parent and Purchaser shall cause the depository acting on behalf of Parent and Purchaser to return all tendered Shares to the Stockholder promptly. The Stockholder agrees to permit Parent and Purchaser to publish and disclose in the Offer Documents and, if approval of the Company’s stockholders is required under the Delaware General Corporate Law (“DGCL”), any proxy statement (including all related documents and schedules filed with the SEC), his or its identity and ownership of Shares, the nature of his or its commitments, arrangements and understandings under this Agreement and any other information required by applicable Law.
     1.2. Agreement to Vote. From and after the date hereof and until this Agreement terminates pursuant to Section 4.1, at every meeting of the stockholders of the Company, however called, and at every adjournment or postponement thereof, or in connection with any written consent of the stockholders of the Company, relating to any proposed action by the stockholders of the Company with respect to the matters set forth in Section 1.2(b) below, the Stockholder irrevocably agrees to, with respect to any Shares not purchased in the Offer:
          (a) appear at each such meeting or otherwise cause the Shares owned beneficially or of record by the Stockholders to be counted as present thereat for purposes of calculating a quorum; and
          (b) unless Parent votes the Shares directly pursuant to the proxy granted by Section 1.3 below, vote (or cause to be voted), in person or by proxy, all the Shares owned beneficially or of record by the Stockholder, and any other voting securities of the Company (whenever acquired), that are owned beneficially or of record by the Stockholder or as to which he has, directly or indirectly, the right to vote or direct the voting, (i) in favor of approval of the Merger Agreement and each of the other transactions contemplated thereby, (ii) against any action or agreement submitted for approval of the stockholders of the Company that Parent has provided the Stockholder with advance notice is or would reasonably be expected to result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled or would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of the Stockholder contained in this Agreement, (iii) against any action, agreement or transaction submitted for approval to the stockholders of the Company that would reasonably be expected to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the timely consummation of the Offer or the Merger; and (iv) against any other action, agreement or transaction submitted for approval to the stockholders of the Company that would constitute a Takeover Proposal.
     1.3. Proxy. (a) The Stockholder by this Agreement does hereby constitute and appoint Parent, or any nominee of Parent, with full power of substitution, during and for the Proxy Term (as hereinafter defined), as such Stockholder’s true and lawful attorney and irrevocable proxy, for and in such Stockholder’s name, place and stead, to vote the Shares as such Stockholder’s proxy, at every meeting of the stockholders of the Company, however called, and at every adjournment or postponement thereof, or in connection with any written consent of the stockholders of the Company, relating to any proposed action by the Stockholders of the Company with respect to the foregoing matters: (i) in favor of approval of the Merger Agreement and each of the other transactions contemplated thereby, (ii) against any action or agreement submitted for approval of the stockholders of the Company that Parent has provided the Stockholder with advance notice is or would reasonably be expected to result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled or would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of the Stockholder contained in this Agreement, (iii) against any action, agreement or transaction submitted for approval to the stockholders of the Company that would reasonably be expected to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the timely consummation of the Offer or the Merger; and (iv) against any other action, agreement or transaction submitted for approval to the stockholders of the Company that would constitute a Takeover Proposal. The Stockholder intends this proxy to be irrevocable and coupled with an interest during the Proxy Term and hereby revokes any proxy previously granted by such Stockholder with respect to the Shares. The Stockholder acknowledges that, pursuant to the authority hereby granted under the irrevocable proxy, Parent may vote, in accordance with the terms of this Agreement, the Shares in furtherance of its own interests, and Parent is not acting as a fiduciary for any Stockholder.
          (b) For purposes of this Agreement, “Proxy Term” means the period from the execution of this Agreement until the termination of this Agreement in accordance with the terms of Section 4.1 hereof.
          (c) The Stockholder agrees that the irrevocable proxy set forth in this Section 1.3 shall not be terminated by any act of the Stockholder or by operation of law, whether by the death or incapacity of the Stockholder or by the occurrence of any other event or events, other than by termination of this Agreement in accordance with the terms of Section 4.1 hereof. If prior to the termination of this Agreement, any Stockholder should die or become incapacitated, certificates representing the Shares shall be delivered by or on behalf of such Stockholder in accordance with the terms and conditions of the Merger Agreement and this Agreement, and actions taken by Parent hereunder shall be as valid as if such death or incapacity had not occurred, regardless of whether or not Parent has received notice of such death or incapacity.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
     2.1. Representations and Warranties of the Stockholders. The Stockholder hereby represents and warrants to Parent as follows:
          (a) Authorization; Validity of Agreement; Necessary Action. Such Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. To the extent applicable, the execution and delivery of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action (corporate or otherwise) on the part of such Stockholder. This Agreement has been duly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general equity principles). If such Stockholder is married and the Shares set forth on the signature page hereto constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder’s spouse.

          (b) Ownership. As of the date hereof, the number of shares of Common Stock beneficially owned (as defined under Rule 13d-3 of the Exchange Act) by such Stockholder is set forth under such Stockholder’s name on the signature page to this Agreement. The Existing Shares are, and (except as otherwise expressly permitted by this Agreement) any additional shares of Common Stock and any options and warrants to purchase shares of Common Stock, or any other securities of the Company convertible, exercisable or exchangeable into shares of Common Stock that are acquired by the Stockholder after the date hereof and prior to the Effective Time will be, owned beneficially by the Stockholder. As of the date hereof, the Existing Shares constitute all of the securities of the Company (other than options to purchase shares of Common Stock outstanding as of the date hereof and set forth under such Stockholder’s name on the signature page to this Agreement) held of record, beneficially owned by or for which voting power or disposition power is held or shared by the Stockholder. Such Stockholder has and (except as otherwise expressly permitted by this Agreement) will have at all times through the Effective Time sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I or Section 3.1 hereof, and sole right, power and authority to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares and with respect to all of the Shares at all times through the Effective Time, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Such Stockholder has good; valid and marketable title to the Existing Shares, free and clear of any Liens and such Stockholder will have good valid; and marketable title to all Shares at all times through the Effective Time, free and clear of any Liens. Such Stockholder further represents that any proxies heretofore given in respect of the Shares owned beneficially and of record by such Stockholder, if any, are revocable, and hereby revokes such proxies.
          (c) No Violation. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement will not, (i) assuming the filing of such reports as may be required under Sections 13(d) and 16 of the Exchange Act, which such Stockholder will file, conflict with or violate any Law applicable to such Stockholder or by which any of his or its assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on the properties or assets of such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of his or its assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Stockholder to perform his or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis. The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to any (i) Governmental Entity, except for filings that may be required under the Exchange Act and the HSR Act or (ii) third party (including with respect to individuals, any spouse, and with respect to trusts, any co-trustee or beneficiary).

          (d) Information. None of the information relating to such Stockholder provided by or on behalf of such Stockholder in writing for inclusion in the Offer Documents, the Schedule 14D-9 or any proxy statement will, at the respective times such documents are filed with the SEC or are first published, sent or given to stockholders of the Company, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (e) Reliance. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.
          (f) Absence of Litigation. As of the date hereof, there is no suit, action, investigation or proceeding pending or, to the knowledge of such Stockholder, threatened against such Stockholder before or by any Governmental Entity that would impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
          (g) Stockholder has Adequate Information. Such Stockholder is a sophisticated seller with respect to the Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Shares and has independently and without reliance upon either Purchaser or Parent and based on such information as such Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Stockholder acknowledges that neither Purchaser nor Parent has made and neither makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Each Stockholder acknowledges that the agreements contained herein with respect to the Shares by such Stockholder is irrevocable.
     2.2. Representations and Warranties of Parent and Purchaser. Each of Parent and Purchaser, jointly and severally, hereby represents and warrants to the Stockholder as follows:
          (a) Authorization; Validity of Agreement; Necessary Action. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Purchaser has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent and Purchaser. This Agreement has been duly executed and delivered by Parent and Purchaser and constitutes a valid and binding obligation of each of them, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general equity principles).
          (b) No Conflicts. The execution and delivery of this Agreement by Parent and Purchaser does not, and the performance by each of them of its obligations under this Agreement will not, (i) conflict with or violate any Law applicable to Parent and Purchaser or by which any of their assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on the properties or assets of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any of their respective assets or properties is bound, except for any of the foregoing in (i) or (ii) above as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Parent and Purchaser to perform their obligations hereunder or to consummate the transactions contemplated hereby on a timely basis. The execution and delivery of this Agreement by Parent and Purchaser does not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to any (i) Governmental Entity, except for filings that may be required under the Exchange Act and the HSR Act or (ii) third party, except in the case of (i) or (ii) above, as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Parent and Purchaser to perform their obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
ARTICLE III
OTHER COVENANTS
     3.1. Further Agreements of Stockholder. (a) The Stockholder hereby agrees, while this Agreement is in effect, and except as expressly contemplated hereby, not to, directly or indirectly (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (including by operation of law, other than by death of any person) (collectively, a “Transfer”) or enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Existing Shares other securities of the Company owned beneficially or of record as of the date hereof, any additional shares of Common Stock and other securities of the Company acquired beneficially or of record by the Stockholder after the date hereof, or any interest therein; provided, however, that this Agreement shall not restrict Transfers to any members of such Stockholder’s immediate family, a family trust of such Stockholder or a charitable institution, but only if in each case prior to the effectiveness of the Transfer, the permitted transferee of such Shares agrees in writing to be bound by the terms hereof (or an agreement that is substantively identical to this Agreement). Such Stockholder shall not take any of the actions that the Company is prohibited from taking under Section 6.4 of the Merger Agreement.
          (b) In case of a stock dividend or distribution, or any change in Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

          (c) Such Stockholder agrees, while this Agreement is in effect, to notify Parent promptly in writing of the number of any additional shares of Common Stock or other securities of the Company acquired by such Stockholder, if any, after the date hereof.
          (d) Such Stockholder agrees, while this Agreement is in effect, (i) not to take, agree or commit to take any action that would reasonably be expected to make any representation and warranty of such Stockholder, as applicable, contained in this Agreement inaccurate in any respect as of any time during the term of this Agreement or (ii) to take all reasonable action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time. Such Stockholder further agrees that it shall use commercially reasonable efforts to cooperate with Parent, as and to the extent reasonably requested by Parent, to effect the transactions contemplated hereby including the Offer and the Merger.
          (e) Such Stockholder hereby consents to and approves the actions taken by the Company Board in approving the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement. Each Stockholder hereby waives, and agrees not to exercise or assert, if applicable, any appraisal rights under Section 262 of the DGCL in connection with the Merger and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company or any of its subsidiaries (or any of their respective successors) relating to the negotiation, execution and delivery of this Agreement or the Merger Agreement or the consummation of the Merger or any of the other transactions contemplated hereby or thereby.
ARTICLE IV
MISCELLANEOUS
     4.1. Termination. This Agreement shall terminate automatically, without any action on the part of any party hereto, upon the earlier to occur of (a) the Effective Time, (b) the termination of the Merger Agreement pursuant to its terms and (c) any amendment to the Merger Agreement executed after the date hereof that is material and adverse to a Stockholder. For purposes of this Section 4.1, a material and adverse amendment to the Merger Agreement includes, without limitation, any amendment, modification, change or waiver to the terms of the Merger Agreement that results in any decrease in the Offer Price or any change in the form of consideration to be used to purchase Shares. Upon such termination, no party shall have any further obligations or liabilities hereunder except that (i) the obligations of the Stockholder under this Article IV shall survive termination and (ii) such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.
     4.2. Stockholder Capacity. No person executing this Agreement, or any officer, director, partner, employee, agent or representative of such Person, who is or becomes during the term of this Agreement a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer of the Company. Each Stockholder is entering into this Agreement solely in his capacity as the record holder or beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder’s Shares and nothing herein shall limit or affect any actions taken by a Stockholder in his capacity as a director or officer of the Company.

     4.3. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):
if to Parent or Purchaser to:
Stiefel Laboratories, Inc.
255 Alhambra Circle
Coral Gables, Forida 33134
Facsimile: (305) 443-3467
Attention: Chief Executive Officer
with an additional copies (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Facsimile: (212) 728-8111
Attention: William J. Grant, Esq.
                 Gregory B. Astrachan, Esq.
if to the Stockholder, at the address set forth under such Stockholder’s name on the signature page to this Agreement.
     4.4. Counterparts. This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.
     4.5. Entire Agreement. This Agreement (together with the Merger Agreement, to the extent applicable) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.
     4.6. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS RULES OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS, FOR ITSELF AND ITS LEGAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS, TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, OR IN THE EVENT THAT COURT LACKS JURISDICTION TO HEAR THE CLAIM, IN NEW YORK STATE SUPREME COURT FOR NEW YORK COUNTY FOR ALL PURPOSES IN CONNECTION WITH ANY ACTION OR PROCEEDING WHICH ARISES FROM OR RELATES TO THIS AGREEMENT, AND

HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO PERSONAL SERVICE OF SUMMONS, COMPLAINT, OR OTHER PROCESS IN CONNECTION THEREWITH, AND AGREES THAT SERVICE MAY BE MADE ON SUCH PARTY AND SENT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 4.3 HEREOF.
     4.7. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 4.7.
     4.8. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     4.9. Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties and other persons entitled to enforce this Agreement pursuant to this Agreement shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof in any federal or state court located in New York (as to which the parties hereby irrevocably agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which they are entitled at law or in equity.
     4.10. Severability. Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders or limited partners.

     4.11. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment without such consent shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder’s Shares and shall be binding upon any Person to whom legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including such Stockholder’s heirs, guardians, administrators or successors. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
     4.12. No Waiver. The terms and provisions hereof may not be waived except by an instrument signed on behalf of the party waiving compliance. The failure of any party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligations under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or demand such compliance.
     4.13. Further Assurances. Subject to the terms and conditions of this Agreement, the Stockholder shall use his reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Stockholder’s obligations under this Agreement.
     4.14. Stockholder Obligations Several and Not Joint. The obligations of the Stockholder hereunder shall be several and not joint and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.
     4.15. Stop Transfer Instruction; Legends.
          (a) Promptly following the date hereof, the Stockholder shall cause the Company to deliver written instructions to the Company’s transfer agent stating that the Shares may not be sold, transferred, pledged, encumbered, assigned, distributed, given as a gift or otherwise disposed of during the term of this Agreement without the prior written consent of Parent, except as otherwise provided in Section 1.1.
          (b) Promptly following the date hereof, each Stockholder shall cause the Company to instruct its transfer agent to place a legend on the certificates (to the extent the shares are certificated) representing the Existing Shares and on any other securities acquired by the Stockholder after the date hereof as follows: “The Securities represented by this certificate are subject to restrictions on transfer and may not be sold, transferred, pledged, encumbered, assigned, distributed, given as a gift or otherwise disposed of except in accordance with and subject to the terms and conditions of the Stockholder Support Agreement, dated June 23, 2008, between the registered holder hereof and Stiefel Laboratories, Inc.”

          (c) The parties hereto agree that the legend set forth above shall be removed and the restrictions set forth in the legend above shall be of no further force and effect, in each case, upon termination of this Agreement in accordance with Section 4.1 hereof.
[Remainder of Page Left Blank Intentionally]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

STIEFEL LABORATORIES, INC.
By:	/s/ Brent D. Stiefel
	Name:	Brent D. Stiefel
	Title:	Executive Vice President

GEERT CAUWENBERGH, PH.D
/s/ Geert Cauwenbergh
Dr. Geert Cauwenbergh, Ph.D.
Title: Director and Founder of barrier Therapeutics, Inc.
Address: 1 Stults Drive, Plainsboro, NJ 08536

Number of shares of Common Stock
owned beneficially: 624,613

Options to purchase shares of
Common Stock owned beneficially: 485,500